DNB Financial Corporation
For further information, please contact:
Bruce Moroney
CFO/ Executive Vice President
484-359-3153	FOR IMMEDIATE RELEASE
bmoroney@dnbfirst.com	(DNBF - OTC Bulletin Board)

DNB Financial Corporation
Announces Earnings for the Second Quarter

(August 2, 2006, - Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association (the “Bank”), reported net income for the second quarter ended June 30, 2006 of $486,000 versus $637,000 reported for the quarter ended June 30, 2005, or $0.20 per diluted share versus $0.30 per diluted share, respectively.

Interest income rose during the second quarter of 2006 to $7.0 million from the $5.7 million reported for the same period in 2005. This was the result of a 26.4% increase in the loan and lease portfolio as well as a 50 basis point improvement in the yield on interest earning assets. The average balance of loans and leases was $321.6 million for the second quarter of 2006 with an average yield of 6.72% versus $251.1 million for the same period in 2005 and an average yield of 6.44%. Management continues to focus on underwriting standards and monitoring asset quality. At June 30, 2006, DNB’s non-performing loans to total loans ratio was .30% and the allowance for credit losses to non-performing assets ratio was 429.8%. DNB’s current reserve for loan and lease losses is 1.31% of total loans.

Interest expense for the second quarter of 2006 was $3.2 million compared to $2.3 million reported for the same period in 2005. The increased expense was attributable to higher rates on interest bearing liabilities, which was precipitated by higher market rates. DNB had average deposits of $359.8 million for the second quarter of 2006 compared to $313.5 million for the same period in 2005 with an average cost of 2.15% and 1.34%, respectively. The composite cost of funds was 2.81% and 2.17% in the respective periods. DNB’s net interest margin for the most recent quarter was 3.29% versus 3.38% for the same period in 2005.

Non-interest income rose to $899,000 in the second quarter of 2006 versus $760,000 reported for the same period in 2005. The $139,000 increase was primarily attributable to an increase in service charges.

Non-interest expense for the second quarter of 2006 was $4.1 million compared to $3.5 million in 2005. The majority of the increase is attributable to the offices opened in Newtown Square and West Chester within the last twelve months, as well as the addition of experienced personnel in revenue producing lines of business. As a result, salary and employee benefits increased $317,000 while occupancy expenditures increased $86,000 on a quarter-over-quarter basis.

For the six months ended June 30, 2006, earnings were $950,000, or $0.40 per diluted share, compared to income of $716,000, or $0.34 per diluted share, for the same period in 2005. The 2006 results reflect, in part, increased operating expenses of $1.0 million, as well as increased net interest income of $583,000, while 2005 results included a pre-tax loss of $699,000 recorded on the sale of investments during the first quarter of 2005. DNB’s net interest income increased 8.6% to $7.4 million primarily as a result of continued balance sheet repositioning which increased loans and leases by $42.1 million, or 14.6%, to $330.2 million during the first six months of 2006. The investment portfolio declined by $9.5 million to $137.2 million during the same period. Despite the benefits emanating from DNB’s balance sheet changes, the net interest margin declined 11 basis points to 3.26% during the six months ended June 30, 2006, compared to 3.37% during the same period in 2005. The decline was precipitated by a flat yield curve and intense competition that has contributed to a 33 basis point increase in DNB’s cost of funds since December 31, 2005.

DNB’s capital remained strong at $29.6 million, resulting in a 6.03% average equity to average assets ratio and a 13.3% risk-based capital ratio. The number of fully diluted shares outstanding at June 30, 2006 was 2.4 million versus 2.1 million at the close of the second quarter of 2005. DNB Financial Corporation’s shares are traded on the OTC Bulletin Board under the symbol: DNBF.

Assets increased $48.8 million to $502.5 million at June 30, 2006, compared to $453.7 million at June 30, 2005. During this period, the loan and lease portfolio grew $68.9 million to $330.2 million, while investment securities declined $24.2 million to $137.2 million. Deposits increased $36.9 million to $362.5 million at June 30, 2006.

“Our lending and retail teams have had great success during the last six months. Loans are up 15%, while deposits have increased 7% in a very competitive market,” said William S. Latoff, Chairman and CEO. “Since being appointed CEO eighteen months ago, I have worked along with DNB’s strong management team to execute our strategic plan to restructure the balance sheet, raise capital, add and renovate branches, enhance brand awareness and improve our lending and retail staffs. As we set the course to grow DNB into a larger and more diverse organization, we now need to focus on being more efficient through continued revenue enhancement and diligent expense management. To that end, I am pleased to announce that we’ve undertaken a company-wide initiative to improve our efficiency and enhance our customers’ experience. As a result of this initiative, we are developing ways to more effectively utilize technology, streamline our processes and procedures, and in general, maximize the effectiveness of all our employees. We anticipate a significant improvement in our levels of non-interest income and non-interest expenses. Over time, we also anticipate improvement in our net interest margin as we employ a more disciplined approach to loan and deposit pricing. 1  To assist in this effort, we have retained the services of Brintech, Inc., a nationally recognized bank-consulting firm. Brintech was selected because of its extensive experience in successfully working with community banks such as ours,” said William S. Latoff.

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a $503 million community bank headquartered in Downingtown, Pennsylvania. Founded in 1860, DNB First is the oldest independent bank in Chester County, with ten full service

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1 The statements above relating to anticipated levels of non-interest income, non-interest expense and net interest margin are “forward looking statements. Such improvements are subject to a variety of factors, including customer acceptance of higher fees for certain products and services, timing and magnitude of operational changes, customer acceptance of new pricing metrics, as well as the shape of the yield curve and the competition in the company’s market place for such products and services. Many of the decisions involved are in the discretion of management, and management reserves the right to adjust DNB’s strategies to respond to future, unanticipated circumstances.

and two limited service offices. In addition to a broad array of consumer banking products, DNB offers commercial and construction lending, commercial leasing, cash management, brokerage and insurance through DNB Financial Services, and trust services through DNB Advisors. We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements that are not of historical facts and may pertain to future operating results or events or management’s expectations regarding those results or events. These are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. These forward-looking statements may include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. When used in this press release, the words “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or words of similar meaning, or future or conditional verbs, such as “will”, “would”, “should”, “could”, or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are either beyond our control or not reasonably capable of predicting at this time. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements. Readers of this press release are accordingly cautioned not to place undue reliance on forward-looking statements. DNB disclaims any intent or obligation to update publicly any of the forward-looking statements herein, whether in response to new information, future events or otherwise.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2006	2005	2006	2005
EARNINGS:
Interest income	$7,018	$5,715	$13,489	$10,922
Interest expense	3,222	2,255	6,121	4,137
Net interest income	3,796	3,460	7,368	6,785
Provision for credit losses	-	30	-	45
Non-interest income	899	760	1,714	816
Non-interest expense	4,144	3,538	8,011	6,979
Net income before income taxes	551	652	1,071	577
Income tax expense (benefit)	65	15	121	(139)
Net income after income taxes	486	637	950	716
Net income per share, diluted*	$0.20	$0.30	$0.40	$0.34

PERFORMANCE RATIOS:
Interest rate spread	3.20%	3.33%	3.16%	3.32%
Net interest margin	3.29%	3.38%	3.26%	3.37%
Return on average equity	6.51%	10.23%	6.35%	5.75%
Return on average assets	0.39%	0.58%	0.39%	0.33%

	June 30
	2006	2005
FINANCIAL POSITION:
Total assets	$502,503	$453,687
Loans and leases	330,185	261,313
Deposits	362,523	325,595
Borrowings	107,122	100,677
Stockholders' equity	29,560	25,458

EQUITY RATIOS:
Tier 1 leverage ratio	8.17%	7.54%
Risk-based capital ratio	13.28%	12.84%
Book value per share*	$12.41	$12.26

* All per share amounts have been restated to reflect the 5% stock dividend paid in December 2005.